Exhibit 99.1

OneSpan Reports Results for Fourth Quarter and Full Year 2018; Exceeds Full Year Financial Guidance

Fourth Quarter Financial Results

•	Q4 Total revenue up 19% to $64.8 million
•	Q4 Adjusted EBITDA of $9.1 million[1]
•	Q4 GAAP earnings per diluted share of $0.10
•	Q4 non-GAAP earnings per diluted share of $0.17[1]

2018 Financial Results

•	FY Total revenue of $212.3 million
•	FY Adjusted EBITDA of $21.6 million[1]
•	FY GAAP earnings per diluted share of $0.10
•	FY non-GAAP earnings per diluted share of $0.36[1]

CHICAGO, February 19, 2019 – OneSpan Inc. (NASDAQ: OSPN), a global leader in software for trusted identities, e-signatures and secure transactions, today reported financial results for the fourth quarter and full year ended December 31, 2018.

“We had a very strong fourth quarter with revenue up 19% on solid contributions across our portfolio of software, services and hardware,” stated OneSpan CEO, Scott Clements. “For the year, we exceeded the high-end of our revenue and adjusted EBITDA guidance. Subscription revenue grew 50% and our mobile security software license revenue grew more than 50%. We booked initial orders for Intelligent Adaptive Authentication in 2018, and we expect this and other new Trusted Identity solutions, including Risk Analytics and our upcoming digital account opening offering to contribute to revenue as 2019 progresses.”

Fourth Quarter and Full Year 2018 Financial Highlights

•

Revenue for the fourth quarter of 2018 was $64.8 million, an increase of 19% from $54.5 million for the fourth quarter of 2017. Revenue for the full year 2018 was $212.3 million, an increase of 10% from $193.3 million for the full year 2017.

•	Gross margin for the fourth quarter of 2018 was 65% and for the full year 2018 was 69%. Gross margin for the fourth quarter of 2017 was 66% and for the full year 2017 was 70%.
•

GAAP operating income for the fourth quarter of 2018 was $4.1 million, and for the full year 2018 was less than $0.1 million. GAAP operating income for the fourth quarter of 2017 was $1.2 million, and for the full year 2017 was $6.2 million.

•

Adjusted EBITDA for the fourth quarter 2018 was $9.1 million, or 14% of revenue, and for the full year 2018 was $21.6 million, or 10% of revenue. Adjusted EBITDA for the fourth quarter of 2017 was $6.4 million, or 12% of revenue, and for the full year 2017 was $22.9 million, or 12% of revenue.[1]

•

GAAP net income for the fourth quarter of 2018 was $4.0 million, or $0.10 per diluted share. GAAP net income for the full year 2018 was $3.8 million, or $0.10 per diluted share. This compares to a  GAAP net loss of $25.8 million, or $0.65 per share for the fourth quarter of 2017, and GAAP net loss of  $22.4 million, or $0.56 per share for the full year 2017.

•

Non-GAAP net income for the fourth quarter of 2018 was $6.8 million, or $0.17 per diluted share, and for the full year 2018 was $14.5 million, or $0.36 per diluted share. Non-GAAP net income for the fourth quarter of 2017 was $5.7 million, or $0.14 per diluted share, and for the full year 2017 was $17.0 million, or $0.43 per diluted share.[1]

•	Cash, cash equivalents and short-term investments at December 31, 2018 totaled $99.2 million compared to $91.9 million and $158.4 million at September 30, 2018 and December 31, 2017, respectively.

1      An explanation of the use of non-GAAP measures is included below under the heading “Non-GAAP Financial Measures.” A reconciliation of GAAP to non-GAAP financial measures has also been provided in tables below.

Recent Business Highlights

•

OneSpan launched Intelligent Adaptive Authentication (IAA) with initial sales in 2018. IAA brings together risk analytics, mobile security, multi-factor authentication, biometrics, and many other technologies to create a smart and dynamic authentication process where a precise level of security is applied to each transaction.

•

The Company released its stand-alone AI-based Risk Analytics solution to address the growing problems of account takeover and new account fraud. Risk Analytics uses machine learning to protect online and mobile channels as well as meet PSD2 compliance requirements for transaction risk analysis. Both IAA and Risk Analytics have significant project pipelines.

•

Javelin Strategy & Research named OneSpan the winner of its “2018 Best in Class Mobile Biometrics Platform” award. OneSpan finished ahead of eleven of its peers and was recognized for offering a one-stop shop for biometric authentication, cutting-edge features, and a flexible platform with a variety of configurable implementation options.

Outlook for Full Year 2019

•	Revenue is expected to be in the range of $229 million to $237 million
•	Adjusted EBITDA is expected to be in the range of $22 million to $27 million

Conference Call Details

In conjunction with this announcement, OneSpan Inc. will host a conference call today, February 19, 2019, at 4:30 p.m. EDT/21:30 CET. During the conference call, Mr. Scott Clements, CEO, and Mr. Mark Hoyt, CFO, will discuss OneSpan’s results for the fourth quarter and full year 2018.

To access the conference call, dial 866-354-0181 for the U.S. or Canada and 1-409-217-8086 for international callers. The conference ID number is 5977315.

The conference call is also available in listen-only mode at investors.onespan.com. The recorded version of the conference call will be available on the OneSpan website as soon as possible following the call and will be available for replay for approximately one year.

About OneSpan

OneSpan enables financial institutions and other organizations to succeed by making bold advances in their digital transformation. We do this by establishing trust in people’s identities, the devices they use, and the transactions that shape their lives. We believe that this is the foundation of enhanced business enablement and growth. More than 10,000 customers, including over half of the top 100 global banks, rely on OneSpan solutions to protect their most important relationships and business processes. From digital onboarding to fraud mitigation to workflow management, OneSpan’s unified, open platform reduces costs, accelerates customer acquisition, and increases customer satisfaction. Learn more about OneSpan at OneSpan.com and on Twitter, LinkedIn and Facebook.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of applicable U.S. Securities laws, including statements regarding the potential benefits, performance, and functionality of our products and solutions, including future offerings; our expectations, beliefs, plans, operations and strategies relating to our business and the future of our business; our acquisitions to date and our strategy related to future acquisitions; and our expectations regarding our financial performance in the future. Forward-looking statements may be identified by words such as "seek", "believe", "plan", "estimate", "anticipate", expect", "intend", and statements that an event or result "may", "will", "should", "could", or "might" occur or be achieved and any other similar expressions. The forward-looking statements include, but are not limited to, our financial outlook for 2019, and the information included under the caption “Outlook for Full Year 2019”. These forward-looking statements involve risks and uncertainties, as well as assumptions which, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Factors that could materially affect our business and financial results include, but are not limited to: market acceptance of our products and solutions and competitors’ offerings; the potential effects of technological changes; our ability to effectively identify, purchase and integrate acquisitions; the execution of our transformative strategy on a global scale; the increasing frequency and sophistication of hacking attacks; claims that we have infringed the intellectual property rights of others; changes in customer requirements; price competitive bidding; changing laws, government regulations or policies; pressures on price levels; investments in new products or businesses that may not achieve expected returns; impairment of goodwill or amortizable intangible assets causing a significant charge to earnings; exposure to increased economic and operational uncertainties from operating a global business as well as those factors set forth in our Form 10-K (and other forms) filed with the Securities and Exchange Commission. In particular, we direct you to the risk factors contained under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Form 10-K. Our SEC filings and other important information can be found on the Investor Relations section of our website at investors.onespan.com. We do not have any intent, and disclaim any obligation, to update the forward-looking information to reflect events that occur, circumstances that exist, or changes in our expectations after the date of this press release.

OneSpan Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three months ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017

Revenue
Product and license	$47,615	$42,803	$152,977	$147,257
Services and other	17,184	11,703	59,303	46,034
Total revenue	64,799	54,506	212,280	193,291

Cost of goods sold
Product and license	17,809	15,665	50,706	48,333
Services and other	4,744	2,933	14,107	10,444
Total cost of goods sold	22,553	18,598	64,813	58,777

Gross profit	42,246	35,908	147,467	134,514

Operating costs
Sales and marketing	16,867	15,997	63,805	58,994
Research and development	9,392	5,450	32,197	23,119
General and administrative	9,421	11,077	41,589	37,400
Amortization / impairment of intangible assets	2,465	2,206	9,852	8,809
Total operating costs	38,145	34,730	147,443	128,322

Operating income	4,101	1,178	24	6,192

Interest income, net	274	415	1,265	1,431
Other income, net	239	356	2,264	758

Income before income taxes	4,614	1,949	3,553	8,381
Provision (benefit) for income taxes	650	27,786	(293)	30,780

Net income (loss)	$3,964	$(25,837)	$3,846	$(22,399)

Net income (loss) per share
Basic	$0.10	$(0.65)	$0.10	$(0.56)
Diluted	$0.10	$(0.65)	$0.10	$(0.56)

Weighted average common shares outstanding
Basic	39,957	39,829	39,932	39,802
Diluted	40,055	39,829	40,046	39,802

OneSpan Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, unaudited)

	2018	2017
ASSETS
Current assets
Cash and equivalents	$76,364	$78,661
Short term investments	22,789	79,733
Accounts receivable, net of allowances of $1,152 in 2018 and $520 in 2017	62,367	48,126
Inventories, net	14,428	12,040
Prepaid expenses	4,733	3,876
Contract assets	7,962	—
Other current assets	5,705	5,501
Total current assets	194,348	227,937
Property and equipment:
Furniture and fixtures	7,613	5,655
Office equipment	11,059	13,084
Total Property and equipment:	18,672	18,739
Accumulated depreciation	(12,422)	(13,963)
Property and equipment, net	6,250	4,776
Goodwill	91,841	56,332
Intangible assets, net of accumulated amortization	45,462	37,888
Deferred income taxes	5,601	5,460
Contract assets - non-current	3,316	—
Other assets	8,400	5,229
Total assets	$355,218	$337,622
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$7,202	$8,144
Deferred revenue	34,412	33,295
Accrued wages and payroll taxes	13,673	11,643
Short-term income taxes payable	6,905	3,673
Other accrued expenses	9,524	7,745
Deferred compensation	1,762	1,652
Total current liabilities	73,478	66,152
Long-term deferred revenue	10,672	7,019
Other long-term liabilities	7,075	5,919
Long-term income taxes payable	7,620	12,848
Deferred income taxes	2,661	7,753
Total liabilities	101,506	99,691
Stockholders' equity
Common stock: $.001 par value per share, 75,000 shares authorized; 40,225 and 40,086 issued and outstanding at December 31, 2018 and 2017, respectively	40	40
Additional paid-in capital	94,280	90,307
Accumulated income	172,378	156,152
Accumulated other comprehensive loss	(12,986)	(8,568)
Total stockholders' equity	253,712	237,931
Total liabilities and stockholders' equity	$355,218	$337,622

OneSpan Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands, unaudited)

	For the years ended December 31,
	2018	2017
Cash flows from operating activities:
Net income (loss) from operations	$3,846	$(22,399)
Adjustments to reconcile net income (loss) from operations to net cash provided by (used in) operations:
Depreciation, amortization, and impairment of intangible assets	12,138	10,601
Loss (gain) on disposal of assets	(49)	185
Deferred tax expense (benefit)	(7,314)	13,053
Stock-based compensation	3,972	3,466
Changes in assets and liabilities, net of effect of acquisitions:
Accounts receivable, net	(14,696)	(8,428)
Inventories, net	(2,388)	5,380
Contract assets	(3,110)	—
Accounts payable	(1,475)	(1,013)
Income taxes payable	(2,684)	11,926
Accrued expenses	2,050	2,514
Deferred compensation	109	(77)
Deferred revenue	10,317	3,704
Other assets and liabilities	(1,357)	(1,285)
Net cash provided by (used in) operating activities	(641)	17,627

Cash flows from investing activities:
Purchase of short term investments	(22,820)	(178,658)
Maturities of short term investments	80,000	195,000
Purchase of Dealflo, net of cash acquired	(53,065)	—
Additions to property and equipment	(3,685)	(3,088)
Other	—	(456)
Net cash provided by investing activities	430	12,798

Cash flows from financing activities:
Tax payments for restricted stock issuances	(694)	(640)
Net cash used in financing activities	(694)	(640)

Effect of exchange rate changes on cash	(1,392)	(469)

Net increase (decrease) in cash	(2,297)	29,316
Cash and equivalents, beginning of period	78,661	49,345
Cash and equivalents, end of period	$76,364	$78,661

Revenue by major products and services  (in thousands, unaudited):

	Three months ended December 31,		Twelve months ended December 31,
	2018	2017*	2018	2017*
Hardware products	$36,437	$32,261	$105,560	$105,867
Software licenses	11,178	10,542	47,417	41,390
Subscription	4,477	2,662	15,426	10,296
Professional services	2,028	1,507	5,743	4,891
Maintenance, support and other	10,679	7,534	38,134	30,847
Total Revenue	$64,799	$54,506	$212,280	$193,291

* Prior period amounts are presented under ASC 605 and ASC 985-605

Impact of ASC 606 Adoption (in thousands, unaudited):

	Three months ended December 31, 2018			Twelve months ended December 31, 2018
	As Reported	Adjustments	Balances without the adoption of Topic 606	As Reported	Adjustments	Balances without the adoption of Topic 606
Revenue
Product and license	$47,615	$1,015	$48,630	$152,977	$2,365	$155,342
Services and other	17,184	(1,422)	15,762	59,303	(5,772)	53,531
Total revenue	64,799	(407)	64,392	212,280	(3,407)	208,873

Cost of goods sold
Product and license	17,809	154	17,963	50,706	605	51,311
Services and other	4,744	—	4,744	14,107	—	14,107
Total Cost of goods sold	22,553	154	22,707	64,813	605	65,418

Gross profit	42,246	(561)	41,685	147,467	(4,012)	143,455

Operating Costs
Sales and marketing	16,867	266	17,133	63,805	1,108	64,913
Total operating costs	38,145	266	38,411	147,443	1,108	148,551

Operating income (loss)	4,101	(827)	3,274	24	(5,120)	(5,096)

Income (loss) before taxes	4,614	(827)	3,787	3,553	(5,120)	(1,567)

Provision (benefit) for income taxes	650	(88)	562	(293)	(365)	(658)

Net income (loss)	$3,964	$(739)	$3,225	$3,846	$(4,755)	$(909)

Basic EPS	$0.10		$0.08	$0.10		$(0.02)
Diluted EPS	$0.10		$0.08	$0.10		$(0.02)

Non-GAAP Financial Measures

We report financial results in accordance with GAAP. We also evaluate our performance using certain non-GAAP operating metrics, namely Adjusted EBITDA, non-GAAP Net Income and non-GAAP diluted EPS. Our management believes that these measures provide useful supplemental information regarding the performance of our business and facilitates comparisons to our historical operating results. We believe these non-GAAP operating metrics provide additional tools for investors to use to compare our business with other companies in the industry.

These non-GAAP measures are not measures of performance under GAAP and should not be considered in isolation, as alternatives or substitutes for the most directly comparable financial measures calculated in accordance with GAAP. While we believe that these non-GAAP measures are useful within the context described below, they are in fact incomplete and are not a measure that should be used to evaluate our full performance or our prospects. Such an evaluation needs to consider all of the complexities associated with our business including, but not limited to, how past actions are affecting current results and how they may affect future results, how we have chosen to finance the business, and how taxes affect the final amounts that are or will be available to shareholders as a return on their investment. Reconciliations of the non-GAAP measures to the most directly comparable GAAP financial measures are found below.

Adjusted EBITDA

We define Adjusted EBITDA as net income (loss) before interest, taxes, depreciation, amortization, long-term incentive compensation,  and certain other non-recurring items, including acquisition related costs, lease exit costs, rebranding costs, and accruals for legal contingencies. We use Adjusted EBITDA as a simplified measure of performance for use in communicating our performance to investors and analysts and for comparisons to other companies within our industry. As a performance measure, we believe that Adjusted EBITDA presents a view of our operating results that is most closely related to serving our customers. By excluding interest, taxes, depreciation, amortization, long-term incentive compensation, and certain other non-recurring items, we are able to evaluate performance without considering decisions that, in most cases, are not directly related to meeting our customers’ requirements and were either made in prior periods (e.g., depreciation, amortization, long-term incentive compensation, lease exit costs, reversal of a prior period legal contingency accrual), or deal with the structure or financing of the business (e.g., interest, acquisition related costs, rebranding costs) or reflect the application of regulations that are outside of the control of our management team (e.g., taxes). Similarly, we find the comparison of our results to those of our competitors is facilitated when we do not consider the impact of these items.

Reconciliation of Net Income to Adjusted EBITDA

(in thousands, unaudited)

	Three months ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
Net income (loss)	$3,964	$(25,837)	$3,846	$(22,399)
Interest income, net	(274)	(415)	(1,265)	(1,431)
Provision (benefit) for income taxes	650	27,786	(293)	30,780
Depreciation, amortization / impairment of intangible assets	3,072	2,708	12,138	10,601
Long-term incentive compensation	1,708	2,173	6,091	5,372
Reversal of legal accrual	—	—	(900)	—
Rebranding costs	—	—	561	—
Acquisition related costs	—	—	1,087	—
Lease exit costs	—	—	315	—
Adjusted EBITDA	$9,120	$6,415	$21,580	$22,923

Non-GAAP Net Income & Non-GAAP Diluted EPS

We define non-GAAP net income and non-GAAP diluted EPS, as net income or EPS before the consideration of long-term incentive compensation expenses, the amortization of intangible assets, and certain other non-recurring items. We use these measures to assess the impact of our performance excluding items that can significantly impact the comparison of our results between periods and the comparison to competitors.

Long-term incentive compensation for management and others is directly tied to performance and this measure allows management to see the relationship of the cost of incentives to the performance of the business operations directly if such incentives are based on that period’s performance. To the extent that such incentives are based on performance over a period of several years, there may be periods which have significant adjustments to the accruals in the period but which relate to a longer period of time, and which can make it difficult to assess the results of the business operations in the current period. In addition, the Company’s long-term incentives generally reflect the use of restricted stock grants or cash awards while other companies may use different forms of incentives the cost of which is determined on a different basis, which makes a comparison difficult. We exclude amortization of intangible assets as we believe the amount of such expense in any given period may not be correlated directly to the performance of the business operations and that such expenses can vary significantly between periods as a result of new acquisitions, the full amortization of previously acquired intangible assets or the write down of such assets due to an impairment event. However, intangible assets contribute to current and future revenue and related amortization expense will recur in future periods until expired or written down.

We exclude certain other non-recurring items including impacts of tax reform, acquisition related costs, rebranding costs, lease exit costs, and reserves for certain legal contingencies as these items are unrelated to the operations of our core business. By excluding these items, we are better able to compare the operating results of our underlying core business from one reporting period to the next.

We make a tax adjustment based on the above adjustments resulting in an effective tax rate on a non-GAAP basis, which may differ from the GAAP tax rate. We believe the effective tax rates we use in the adjustment are reasonable estimates of the overall tax rates for the Company under its global operating structure.

Reconciliation of Net Income to Non-GAAP Net Income

(in thousands, unaudited)

	Three months ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
Net income (loss)	$3,964	$(25,837)	$3,846	$(22,399)
Long-term incentive compensation	1,708	2,173	6,091	5,372
Amortization / impairment of intangible assets	2,465	2,206	9,852	8,809
Reversal of legal accrual	—	—	(900)	—
Rebranding costs	—	—	561	—
Acquisition related costs	—	—	1,087	—
Lease exit costs	—	—	315	—
Impact of tax reform*	(488)	28,075	(2,996)	28,075
Tax impact of adjustments**	(835)	(876)	(3,401)	(2,836)
Non-GAAP net income	$6,814	$5,741	$14,455	$17,021

Non-GAAP diluted EPS	$0.17	$0.14	$0.36	$0.43

Weighted average number of shares used to compute Non-GAAP diluted earnings per share	40,055	39,829	40,046	39,802

*The tax reform impact for the year ended December 31, 2018 includes a $2.5 million measurement period adjustment for the quarter ended September 30, 2018 that was disclosed in our Form 10-Q for that period, but which was not reflected in the adjustments to determine non-GAAP net income in our earnings release for that period.

**The tax impact of adjustments is calculated as 20% of the adjustments in all periods.

Copyright© 2019 OneSpan North America Inc., all rights reserved. OneSpan™, the “O” logo, “BE BOLD. BE SECURE.”™, and DEALFLO™ are registered or unregistered trademarks of OneSpan North America Inc. or its affiliates in the U.S. and other countries. Any other trademarks cited herein are the property of their respective owners.

For more information contact:

Joe Maxa

M: +1-612‑247‑8592

O: +1-312-766-4009
joe.maxa@onespan.com